UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2011

PULTEGROUP, INC.

(Exact name of registrant as specified in its Charter)

Michigan	1-9804	38-2766606
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Bloomfield Hills Parkway, Suite 300, Bloomfield Hills, Michigan 48304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (248) 647-2750

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.

On March 25, 2011, PulteGroup, Inc. (the “Company”), voluntarily terminated its $250.0 million unsecured revolving credit facility with lenders for which JPMorgan Chase Bank, N.A., acted as Administrative Agent, (the “Credit Facility”). The termination will be effective March 30, 2011. The Credit Facility was scheduled to expire in June 2012, and the Company did not pay any penalties as a result of the early termination.

The Credit Facility had no outstanding borrowings and was being used solely to issue letters of credit. The Company determined it would be more cost effective to enter into separate cash-collateralized letter of credit agreements and has or will enter into such agreements as well as use its existing $200.0 million unsecured letter of credit facility with Deutsche Bank AG, New York Branch to replace the approximately $110.0 million of letters of credit currently outstanding under the Credit Facility. After completion of these actions on or about March 30, 2011, the Company expects the combination of all of its letter of credit agreements to provide capacity to issue letters of credit totaling approximately $390.0 million.

The termination of the Credit Facility will also:

•

Release the $250.0 million of cash required by the Credit Facility to be maintained in liquidity reserve accounts, though any letters of credit outstanding under the cash-collateralized letter of credit agreements will require cash balances to be maintained in restricted bank accounts;

•	Release the Company from the Credit Facility’s covenant requirements, which included, among other things, a maximum debt to tangible capital ratio and a tangible net worth minimum; and

•	Result in an accounting charge of $1.3 million related to unamortized issuance costs.

Item 9.01 Financial Statements and Exhibits.

99.1	Press release dated March 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PULTEGROUP, INC.

Date: March 28, 2011	By:	/s/ Steven M. Cook
		Name:	Steven M. Cook
		Title:	Senior Vice President, General Counsel and Secretary

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